Exhibit 5.1

FLEMING PLLC

30 WALL STREET 8TH FLOOR NEW YORK 10005

TEL 516 833 5034 FAX 516 977 1209 WWW.FLEMINGPLLC.COM

April 28, 2021

GBT Technologies Inc.

2450 Colorado Ave., Suite 100E

Santa Monica, CA 90404

Re:    GBT Technologies Inc.

Ladies and Gentlemen:

We have acted as counsel to GBT Technologies Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering the registration for resale of up to 2,000,000,000 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”) issuable from time to time pursuant to the Common Stock Purchase Agreement dated April 28, 2021 by and between the Company and CinemaShares Inc. (the “Purchase Agreement”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Registration Statement and related prospectus, the Purchase Agreement, the Certificate of Incorporation of the Company, as amended, (the “Certificate of Incorporation”), the Bylaws of the Company, as amended, (the “Bylaws”), and such other documents and have considered such matters of law and fact, in each case as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. We call your attention to the fact that as a matter of customary practice, certain assumptions underlying opinions are assumed to be implicit. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that upon issuance and delivery of the Shares as specified in and in accordance with the Purchase Agreement, including, without limitation, the payment in full of the applicable consideration therefor, and upon either (A) the countersigning of certificates representing the Shares by a duly authorized signatory of the Company’s registrar for Common Stock or (B) the book entry of such Shares by the transfer agent for the Company’s Common Stock, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. The opinion herein is limited to matters governed by the Nevada Revised Statutes, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion herein does not extend to compliance with federal or state securities laws relating to the offer or sale of the Shares.

Our opinion herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely,

/s/Fleming PLLC

Fleming PLLC